U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                              Commission File Number 002-93277-D
(Check One)

          [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form
              11-K [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

         For Period Ended: September 30, 2001

         [   ]    Transition Report on Form 10-K
         [   ]    Transition Report on Form 20-F
         [   ]    Transition Report on Form 11-K
         [   ]    Transition Report on Form 10-Q
         [   ]    Transition Report on Form N-SAR

         For the Transition Period Ended:_____________________________________

------------------------------------------------------------------------------



     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

------------------------------------------------------------------------------

Part I - Registrant Information
------------------------------------------------------------------------------

         Full Name of Registrant:    Medizone International, Inc.
         Former Name if Applicable:  (originally, Madison Funding, Inc.)
            144 Buena Vista
            Stinson Beach, CA 94970
------------------------------------------------------------------------------


Part II - Rules 12b-25(b) and (c)
------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate).

           (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]       (c) The accountant's  statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.





------------------------------------------------------------------------------

Part III - Narrative
------------------------------------------------------------------------------

The quarterly report of the registrant on Form 10-QSB could not be filed because management requires additional time to compile and verify the data required to be included in the report. The report will be filed within five days of the date the original report was due.

------------------------------------------------------------------------------
Part IV - Other Information
------------------------------------------------------------------------------



     (1) Name and telephone number of person to contact in regard to this notification

         Edwin G. Marshall        (415)             868-0369
------------------------------------------------------------------------------
          (Name)                  (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes    [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [ ] Yes    [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Medizone International, Inc.
------------------------------------------------------------------------------
                   (Name of Registrant as specific in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   November 14, 2001           By /s/ Edwin G. Marshall
                                     -----------------------------------------
                                         Edwin G. Marshall, CEO



___________________________________ATTENTION__________________________________


  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
------------------------------------------------------------------------------